Exhibit 10.2(e)(i)

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

AMENDMENT (“Amendment”) made as of this 7th day of November, 2008 to the employment agreement dated as of February 28, 2006, as amended (the “Employment Agreement”), among Finlay Fine Jewelry Corporation, a Delaware Corporation (the “Company”), and Bruce E. Zurlnick (the “Executive”).

WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement.

NOW, THEREFORE, effective as of November 7, 2008, the Employment Agreement is hereby amended as follows:

1.           Section 2 of the Employment Agreement is hereby amended to insert a new sentence at the end thereof to read as follows:

“Any reimbursements made pursuant to this Section 5 shall be subject to Section 8(d) hereof.”

2.           Sections 4(a) and (b) of the Employment Agreement are amended in their entirety to read as follows:

“4(a)  If the Company terminates your employment at any time for any reason other than “good cause” or pursuant to section 4(b) below, subject to the following sentence, you shall be entitled to receive, as severance pay, in a lump sum, an amount equal to the greater of (i) your Base Salary at your then current rate up to an including February 28, 2009 or (ii) one year’s Base Salary at your then current rate plus one year’s bonus calculated by averaging the Annual Bonus amounts paid or payable to your over the course of the prior three fiscal years.  The foregoing payment shall be made within sixty (60) days following such termination, provided that you have executed and delivered a release and waiver of all claims against the Company relating to employment in a form satisfactory to the Company (the “Release”), and such Release is no longer subject to revocation, if applicable, within such sixty (60) day period.

(b)  In the event your employment is terminated by reason of your death, Total Disability, by you voluntarily or by the Company with or without “good cause,” you shall receive (i) any accrued but unpaid salary for services rendered through and including the date of your death, payable in accordance with the Company’s normal payroll practices, (ii) any accrued but unpaid expenses, payable in accordance with the Company’s policy, subject to Section 8(b), and (iii) any benefits to which you may be entitled pursuant to the Company’s employee benefits plans then in effect.”

3.           A new Section 8 is hereby inserted at the end of Section 7 of the Employment Agreement to read as follows:

“8.  Section 409A of the Code.

(a)  It is intended that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  The Company shall have no liability with regard to any failure to comply with Code Section 409A.

(b)  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

(c)  Solely to the extent any payments and/or benefits provided pursuant to this Agreement constitute “deferred compensation” as defined under Code Section 409A, if you are deemed on the date of termination of your employment to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then any such payment or benefit, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death (the “Delay. Period”).  On the first day of the seventh month following the date of your Separation from Service or, if earlier, on the date of your death, all payments delayed pursuant to this Section 8(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to you in a lump sum.

(d)  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.”

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 7th day of November, 2008.

EXECUTIVE

/s/ Bruce Zurlnick
Bruce Zurlnick

FINLAY FINE JEWELRY CORPORATION

By	/s/ Joyce Manning Magrini
Name: Joyce Manning Magrini
Title: EVP Administration